Exhibit 21.1
KBR, INC.
Subsidiaries of Registrant as of December 31, 2007

STATE OR COUNTRY OF
NAME OF COMPANY	INCORPORATION

BITC (US) LLC	Delaware

Brown & Root Toll Road Investment Partners, Inc.	Delaware

HBR NL Holdings, LLC	Delaware

KBR Group Holdings, LLC	Delaware

KBR Holdings, LLC	Delaware

Kellogg Brown & Root Holding B.V.	The Netherlands

Kellogg Brown & Root Holdings Limited	United Kingdom, England & Wales

Kellogg Brown & Root Holdings (U.K.) Limited	United Kingdom, England & Wales

Kellogg Brown & Root Limited	United Kingdom, England & Wales

Kellogg Brown & Root LLC	Delaware

Kellogg Brown & Root Netherlands B.V.	The Netherlands

Kellogg Brown & Root Services, Inc.	Delaware